Principal Protection Absolute Return Barrier Notes

Investment Strategies for Uncertain Markets

UBS AG, Jersey Branch

September 16, 2008

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)

Product Supplement

Principal Protection Absolute Return Barrier Notes

Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Principal Protection Absolute Return Barrier Notes, which we refer to as the “Notes,” linked to either a single underlying common stock or shares of a single underlying Exchange Traded Fund (an “ETF”) (each, an “underlying equity”). As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name of the underlying equity to which the return on the Notes is linked and the specific manner in which such Notes may be offered, will be described in a free writing prospectus and a pricing supplement to this product supplement. If there is any inconsistency between the terms described in such free writing prospectus or pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the free writing prospectus or pricing supplement will be controlling. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the free writing prospectus or pricing supplement, include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
No Coupon:
The Notes do not pay interest during the term.
Principal Amount:
$10 per Note, unless otherwise specified in the applicable pricing supplement
Principal Protection Percentage:
90 – 100% as specified in the applicable pricing supplement
Minimum Payment Amount:
Principal amount of the Notes × Principal Protection Percentage
Payment at Maturity (per $10.00):
You will receive a cash payment at maturity per $10.00 principal amount of your Notes, the amount of which will depend upon the performance of the underlying equity:
➢ If the underlying equity never closes above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, you will receive:
$10.00 + ($10.00 × Absolute Return)

➢

If the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, you will receive the Minimum Payment Amount, which will be calculated as follows:

$10.00 × Principal Protection Percentage
See “General Terms of the Notes—Payment at Maturity” beginning on page PS-21.
Absolute Return Barrier:
A percentage that will be specified in the applicable pricing supplement.
Upper Barrier:
Starting Price × (1 + Absolute Return Barrier)
Lower Barrier:
Starting Price × (1 – Absolute Return Barrier)
Absolute Return:
Absolute Value of : Ending Price - Starting Price Starting Price
No Listing:
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-10 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as a Protection Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated September 16, 2008

ADDITIONAL INFORMATION ABOUT THE PRINCIPAL PROTECTION
ABSOLUTE RETURN BARRIER NOTES

You should read this product supplement together with the prospectus dated March 27, 2006, relating to our Medium-Term Notes, Series A, of which the Notes are a part, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

Prospectus
Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. Prior to the date on which an offering of Notes is priced, or the “trade date”, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying equity as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying equity and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean Principal Protection Absolute Return Barrier Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Notes.

What are the Notes?

The Principal Protection Absolute Return Barrier Notes (the “Notes”) are medium-term notes issued by UBS AG, the return on which is linked to the absolute performance of either (i) an underlying common stock or (ii) an underlying Exchange Traded Fund (an “ETF”) (each, an “underlying equity”) during a specified observation period. As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If the applicable common stock is an ADS, the term “issuer” refers to the issuer of the shares underlying the ADS. We refer to the common stock represented by an ADS as “foreign stock.” The “Observation Period” will commence on the date on which the Notes are priced (the “trade date”) and end on, and include, a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein), such date referred to as the “final valuation date”).

The identity of the underlying equity will be specified in the applicable pricing supplement to this product supplement.

The return on the Notes, if any, will depend on (1) the absolute return of the underlying equity and (2) whether the underlying equity closes on any single day during the Observation Period either above the Upper Barrier or below the Lower Barrier. The Upper Barrier and the Lower Barrier are set at a certain percentage above and below the Starting Price, respectively, and such percentage is referred to as the “Absolute Return Barrier” and will be specified in the applicable pricing supplement.

The amount payable to you at maturity per $10.00 principal amount of your Notes will be calculated as described below:

➢	If the underlying equity never closes above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, you will receive:

$10.00 + ($10.00 × Absolute Return)

➢	If the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, you will receive the Minimum Payment Amount, which will be calculated as follows:

$10.00 × Principal Protection Percentage

The “Absolute Return” will be calculated as follows:

Absolute Return = Absolute Value of :
Ending Price - Starting Price

Starting Price

where the “Starting Price” may be based on (i) the closing price of the underlying equity on the trade date, (ii) such other price of the underlying equity on the trade date as selected by the calculation agent in its sole discretion, or (iii) the price of the underlying equity on such other date or dates as specified in the applicable pricing supplement, in each case (i) – (iii) divided by the Share Adjustment Factor. Unless otherwise specified in the applicable pricing supplement, the Share Adjustment Factor will equal 1.0. The Share Adjustment Factor will not be adjusted except upon the occurrence of certain corporate events described under “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25.

The “Ending Price” may be based on (i) the closing price of the underlying equity on the final valuation date, (ii) the arithmetic average of the closing prices of the underlying equity on each of several dates (the “averaging dates”), or (iii) the prices of the underlying equity on such other date or dates as specified in the applicable pricing supplement.

We will not pay you interest during the term of the Notes.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying equity and is subject to the particular terms of the respective Notes set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Notes We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement, and any free writing prospectus, should be read in conjunction with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

➢	Growth Potential — The Notes provide the opportunity to participate in any appreciation (or the absolute value of any depreciation) in the price of the underlying equity from the trade date relative to the final valuation date or any other equity valuation date up to the Absolute Return Barrier, provided the underlying equity never closes above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period.
➢	Preservation of capital — You will receive at least the Minimum Payment Amount if you hold the Notes to maturity, regardless of the performance of the underlying equity.

➢	Diversification — The Notes may provide diversification within the equity, commodities or other relevant portion of your portfolio through exposure to the underlying equity and if the underlying equity is an ETF, the securities constituting the assets of such ETF.
➢	Minimum investment — Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	At maturity, you may risk losing some of your principal — If the underlying equity closes above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period, you will receive the Minimum Payment Amount. Because the Minimum Payment Amount could be as low as 90% of the amount of your Notes, you may lose up to 10% of your principal.
➢	Principal protection only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. You will be entitled to receive at least the Minimum Payment Amount only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.
➢	Market Risk — The return on the Notes, if any, is linked to the performance of the underlying equity, and will depend on whether the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period. You will receive no more than the Minimum Payment Amount if the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period.
➢	The Absolute Return Barrier limits your potential return — The appreciation potential of the Notes is limited to the Absolute Return Barrier (specified in the applicable pricing supplement), regardless of the performance of the underlying equity.
➢	Single stock or single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of the underlying equity (the “underlying equity issuer”), or, if the underlying equity is an ETF, the securities constituting the assets of an ETF, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and trading levels, interest rates and economic and political conditions.
➢	No ownership rights in the applicable underlying equity — As a holder of the Notes, you will not have any ownership interest or rights in the applicable underlying equity, such as voting rights, dividend payments or other distributions. In addition, the applicable underlying equity issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable underlying equity and the Notes.
➢	Anti-dilution protection is limited — For certain adjustment events affecting the applicable underlying equity, the calculation agent will make adjustments to the Share Adjustment Factor. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculations in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result.
➢	No interest or dividend payments — You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the underlying equity.
➢	Credit of issuer — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public, and, as a result, you may suffer substantial losses.
➢	Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Notes.
➢	Price prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors including the price of the underlying equity, volatilities, dividends, the time remaining to the maturity of the Notes, interest rates, geopolitical conditions and economic, financial, political and regulatory or judicial events, and the creditworthiness of UBS. The principal protection and potential absolute return will only apply at maturity, and the market price of the Notes prior to maturity will not directly correspond with the absolute return of the underlying equity.
➢	Impact of fees on secondary market prices — Generally, the price of the Notes in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the applicable underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the applicable underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Notes.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Notes, and which may be revised at any time. Any such research opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Notes.
➢	No adjustments for fluctuations in foreign exchange rates — The value of your Notes may not be adjusted for exchange rate fluctuations between the U.S. dollar and any other currency upon which the underlying equity is based. Therefore, if such currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you may not receive any additional payment or incur any reduction in payment at maturity.

The Notes may be a suitable investment for you if:

➢	You seek an investment in the absolute return of the underlying equity.
➢	You seek an investment that offers 90 – 100% principal protection on the Notes when held to maturity. The actual Principal Protection Percentage will be specified in the applicable pricing supplement.
➢	You believe that the underlying equity will appreciate or depreciate over the Observation Period and that any appreciation or depreciation is unlikely to exceed on any trading day the Upper or Lower Barrier.
➢	You are willing to forego dividends paid on the underlying equity.
➢	You are willing to hold the Notes to maturity.
➢	You do not seek current income from this investment.

The Notes may not be a suitable investment for you if:

➢	You believe that the underlying equity is likely to appreciate or depreciate over the Observation Period and that any appreciation or depreciation is likely to exceed on any trading day the Upper or Lower Barrier.
➢	You are unable or unwilling to hold the Notes to maturity.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
➢	You prefer to receive the dividend (if any) paid on the underlying equity.
➢	You seek current income from your investments.
➢	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

In the opinion of our counsel, Sullivan & Cromwell LLP, if the Notes have a term longer than one year, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We will provide the comparable yield and projected payment schedule in the applicable pricing supplement. The comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount.

If the underlying equity closes either above the Upper Barrier or below the Lower Barrier more than 6 months before the maturity date of the Notes (thereby fixing the payment on maturity of your Notes), you will be required to make adjustments to the interest accruals on your Notes and the comparable yield and projected payment schedule will not apply to you. See pages PS-38 – 39 for more information.

If the Notes have a term of one year or less, they should be treated as contingent short-term debt for United States federal income tax purposes. Accordingly, if you are an initial purchaser of Notes, you should recognize ordinary income, if any, upon the maturity of your Notes in an amount equal to the excess, if any, of the amount you receive with respect to your Notes at such time over the amount you paid for your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under “Supplemental U.S. Tax Considerations” on page PS-37 and consult your tax advisor.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: Calculate the Absolute Return.

The Absolute Return is based on the absolute difference between the price or prices of the underlying equity on the equity valuation date(s) and the trade date, expressed as a percentage of the price of the underlying equity on the trade date, calculated as follows:

Absolute Return = Absolute Value of :
Ending Price - Starting Price

Starting Price

The “Starting Price” may be based on (i) the closing price of the underlying equity on the trade date specified in the applicable pricing supplement, (ii) such other price of the underlying equity on the trade date as selected by the calculation agent in its sole discretion or (iii) the price of the underlying equity on such other date or dates as specified in the applicable pricing supplement, in each case (i) – (iii) divided by the Share Adjustment Factor. Unless otherwise specified in the applicable pricing supplement, the Share Adjustment Factor will equal 1.0. The Share Adjustment Factor will not be adjusted except upon the occurrence of certain corporate events described under “General Terms of the Notes —  Antidilution Adjustments” beginning on page PS-25.

The “Ending Price” may be based on (i) the closing price of the underlying equity on the final valuation date, (ii) the arithmetic average of the closing price of the underlying equity on each of the averaging dates, or (iii) the closing price(s) of the underlying equity on such other date(s) as specified in the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event as described herein. We refer to such date(s) as the “equity valuation date(s)“ in this product supplement.

Step 2: Determine if the underlying equity closed above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period.

Step 3: Calculate the cash payment at maturity.

If the underlying equity never closed above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, payment at maturity will equal the principal amount of the Notes + (principal amount of the Notes × Absolute Return).

If the underlying equity closed either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, payment at maturity will equal the Minimum Payment Amount.

The Principal Protection Percentage applicable to a particular issuance of the Notes may be as low as 90%. Accordingly, if the underlying equity has closed above or below the Upper or Lower Index Barriers, respectively, you may lose some of your principal.

Hypothetical examples and return tables of how the Notes perform at maturity

The examples below are based on the following assumptions:

Principal Amount:	$10.00
Starting Price:	1500.00 (hypothetical)
Principal Protection Percentage:	95% at maturity
Term:	18 months
Absolute Return Barrier:	22.25%
Upper Barrier:	1833.75, which is 22.25% above the Starting Price
Lower Barrier:	1166.25, which is 22.25% below the Starting Price

Example 1 — The return on the underlying equity is 15% and the underlying equity never closed above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period

Calculation of cash payment at maturity on the Notes

If the return on the underlying equity over the Observation Period is 15% and the underlying equity never closed above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Return, as set forth below:

Payment at maturity per $10.00 Note principal amount	=	$10.00 + ($10.00 × (Absolute Return))
	=	$10.00 + ($10.00 × (100% × 15%))
	=	$11.50

Example 2 — The return on the underlying equity is -15% and the underlying equity never closed above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period

Calculation of cash payment at maturity on the Notes

If the return on the underlying equity over the Observation Period is -15% and the underlying equity never closed above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Return, as set forth below:

Payment at maturity per $10.00 Note principal amount	=	$10.00 + ($10.00 × (Absolute Return))
	=	$10.00 + ($10.00 × (100% × 15%))
	=	$11.50

Example 3 — The underlying equity closed above the Upper Barrier or below the Lower Barrier on at least one trading day during the Observation Period

Calculation of cash payment at maturity on the Notes

If the underlying equity closed above the Upper Barrier or below the Lower Barrier on at least one trading day during the observation period, investors would receive the Minimum Payment Amount, $9.50, at maturity for each Note (a -5.0% total return) regardless of the return on the underlying equity during the Observation Period, calculated as follows:

Payment at maturity per $10.00 Note principal amount	=	$10.00 × Principal Protection Percentage
	=	$10.00 × 95%
	=	$9.50

The following table illustrates the payment at maturity for a $10.00 Note on a hypothetical offering of the Notes:

		No Closing Outside Absolute Barrier**			An Closing Outside Absolute Return Barrier***
Ending Price	Underlying Equity Return	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Note (%)*	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Note
3000.00	100%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
2700.00	80%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
2400.00	60%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
2100.00	40%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
1833.75	22.25%	$2.23	$12.23	22.25%	$0.00	$9.50	-5.00%
1725.00	15%	$1.50	$11.50	15.00%	$0.00	$9.50	-5.00%
1650.00	10%	$1.00	$11.00	10.00%	$0.00	$9.50	-5.00%
1575.00	5%	$0.50	$10.50	5.00%	$0.00	$9.50	-5.00%
1500.00	0%	$0.00	$10.00	0.00%	$0.00	$9.50	-5.00%
1425.00	-5%	$0.50	$10.50	5.00%	$0.00	$9.50	-5.00%
1350.00	-10%	$1.00	$11.00	10.00%	$0.00	$9.50	-5.00%
1275.00	-15%	$1.50	$11.50	15.00%	$0.00	$9.50	-5.00%
1166.25	-22.25%	$2.23	$12.23	22.25%	$0.00	$9.50	-5.00%
900.00	-40%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
600.00	-60%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
300.00	-80%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
0.00	-100%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
*	Percentages have been rounded for ease of analysis
**	Calculation assumes that the underlying equity never closes above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period
***	Calculation assumes that the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash payment amounts that could be delivered for each of your Notes on the stated maturity date based on a range of hypothetical starting prices and ending prices of the underlying equity and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical ending prices of the underlying equity on the final valuation date or dates or on any trading day during the Observation Period could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing prices for the underlying equity that may not be achieved on the applicable final valuation date or dates or on any trading day during the Observation Period and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying equity. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying equity:

➢	the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the underlying equity during the term of the Notes, and not on whether the price of the underlying equity has closed above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period;
➢	in the case of direct investment in the underlying equity, the return could include substantial dividend payments, which you will not receive as an investor in the Notes;
➢	in the case of direct investment in the underlying equity, the return could include rights that you will not have as an investor in the Notes; and
➢	an investment directly in the underlying equity is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-10 of this product supplement.

We cannot predict the closing price of the underlying equity or, therefore, whether the price of the underlying equity will close above or below the Upper Barrier or Lower Barrier, respectively, on any single trading day during the Observation Period. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment amount that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the underlying equity.

Risk Factors

The return on the Notes is linked to the absolute performance of the underlying equity and will depend on whether the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period. Investing in the Notes is not equivalent to a direct investment in the underlying equity. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

The Notes are intended to be held to maturity. Your principal is protected only if you hold your Notes to maturity.

You will receive at least the Minimum Payment Amount if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

The Absolute Return Barrier feature of the Notes limits your appreciation potential.

The appreciation potential of the Notes is limited to the Absolute Return Barrier (a percentage to be specified in the applicable pricing supplement), regardless of the performance of the underlying equity. If the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, your payment for each $10.00 of principal amount of your Notes will be limited to $10.00 × Principal Protection Percentage, which will be the Minimum Payment Amount. Accordingly, the Absolute Return Barrier for your Notes may cause you to earn a return that is less than the return on a direct investment in a security whose return is based solely on the performance of the underlying equity over the term of your Notes without limitation.

Owning the Notes is not the same as owning the underlying equity.

The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity and held such investment for a similar period because:

➢	you will receive a minimum payment of 90-100% of the principal amount of your Notes if the Notes are held to maturity; and
➢	if the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, your return will be limited to the repayment of a pre-determined percentage of your principal amount.

Even if the price of the underlying equity increases during the Observation Period, the market value of the Notes may not increase by the same amount. It is also possible for the price of the underlying equity to increase while the market value of the Notes declines.

You will receive no more than the Minimum Payment Amount if the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period.

The likelihood of the underlying equity closing above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period will depend in large part on the volatility of the underlying equity — the frequency and magnitude of changes in the price of the underlying equity. The underlying equity may have experienced significant volatility in the past.

Risk Factors

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not receive principal protection.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the price of the underlying equity on any trading day and whether the underlying equity has closed above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the underlying equity (i.e., the frequency and magnitude of changes in the price of the underlying equity over the term of the Notes);
➢	the dividend rate paid on the underlying equity (while not paid to the holders of the Notes, dividend payments on the underlying equity may influence the market price of the underlying equity, and therefore affect the market value of the Notes);
➢	interest rates in the markets;
➢	the time remaining to the maturity of the Notes;
➢	if the underlying equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;
➢	if the underlying equity is an ETF that invests in securities that are traded in non-U.S. markets, or if the underlying equity is substituted or replaced by securities that are quoted and traded in a foreign currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;
➢	if the underlying equity is an ETF, the fact that the ETF may be subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results;
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, or judicial events that affect the price of the underlying equity or that affect stock markets generally; and
➢	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

Risk Factors

The formula for calculating the payment at maturity of the Notes does not take into account all developments in the applicable underlying equity.

Changes in the underlying equity during the term of the Notes before the final valuation date may not be reflected in the calculation of the amount payable at maturity of the Notes. The calculation agent will calculate this amount by comparing only the price of the underlying equity on the trade date (divided by the Stock Adjustment Factor as the same may be adjusted upon the occurrence of certain corporate events described in “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25) relative to the price of the underlying equity on the final valuation date. No other prices or values will be taken into account.

You have limited antidilution protection.

The calculation agent for the Notes will, in its sole discretion, adjust the Share Adjustment Factor, for certain events affecting the underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the underlying equity issuer. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. For example, the calculation agent is not required to make any adjustments if the underlying equity issuer or anyone else makes a partial tender offer or a partial exchange offer for that underlying equity. Consequently, this could affect the calculation of the return for any affected underlying equity and, therefore, the market value of the Notes and the amount payable at maturity of your Notes. In addition, all determinations and calculations concerning any such adjustment will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculations in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Notes — Antidilution Adjustments” on page PS-25 for a description of the general circumstances in which the calculation agent will make such adjustments.

In some circumstances, the payment you receive on the Notes may be based on the common stock of another company or another asset and not the applicable underlying equity.

If the underlying equity is common stock, following certain corporate events relating to the applicable underlying equity issuer, where such issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor company, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the corporate events that can lead to these adjustments in the section of this product supplement called “General Terms of the Notes — Antidilution Adjustments” on page PS-25. The calculation agent will have broad discretion to achieve an equitable result in making such adjustments and determinations.

If the underlying equity is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulation Authority (“FINRA”), or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, the amount you receive at maturity will be based on the common stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Notes — Delisting of ADSs or Termination of ADS Facility”.

If the underlying equity is delisted or trading of the underlying equity is suspended, the amount you receive at maturity may be based on a security issued by another company (including a security issued by a non-U.S. company) and not the underlying equity. Such delisting or termination of the applicable

Risk Factors

underlying equity and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting or termination of the underlying equity and the consequent adjustments in the section of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Equity”.

Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the Observation Period.

The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity. As a result, it is impossible to predict whether the price of the underlying equity will rise or fall. Trading prices of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of such underlying equity, as discussed above.

Trading and other transactions by UBS or its affiliates in the underlying equity, futures, options, exchange-traded funds or other derivative products on such underlying equity may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-36, UBS or its affiliates may hedge their obligations under the Notes by purchasing the underlying equity, futures or options on the underlying equity, or securities constituting the assets of an ETF or other derivative instruments with returns linked or related to changes in the performance of the underlying equity or securities constituting the assets of an ETF and they may adjust these hedges by, among other things, purchasing or selling the underlying equity or securities constituting the assets of an ETF, futures, options, or other derivative instruments with returns linked or related to changes in the performance of the underlying equity at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such underlying equity and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in the underlying equity or securities constituting the assets of an ETF and other investments relating to the underlying equity or securities constituting the assets of an ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the underlying equity and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying equity. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity or securities constituting the assets of an ETF that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the price of the underlying equity, could be adverse to such holders’ interests as beneficial owners of the Notes.

In the case of Notes linked to common stock as the underlying equity, UBS and its affiliates may, at present or in the future, engage in business with the issuers of the relevant stocks, including making loans to or providing advisory services to those companies. These services could include investment banking

Risk Factors

and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the underlying equity and, therefore, the market value of the Notes.

You will not receive interest payments on the Notes or dividend payments on the underlying equity, or have shareholder rights in the underlying equity.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADSs, you will not have the rights of owners of such ADSs or the foreign stock.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the value of the underlying equity and therefore the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, and the underlying equity to which the Notes are linked.

UBS and its affiliates have no affiliation with the underlying equity issuers or, if the underlying equity is an ETF, the securities constituting the assets of an ETF, and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

We and our affiliates are not affiliated with the underlying equity issuers, or, if the underlying equity is an ETF, issuers of the securities constituting the assets of an ETF, in any way and we have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and we have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the underlying equity issuers. The underlying equity issuers are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any corporate actions that might affect the market value of your Notes or your payment at maturity. The underlying equity issuers may take actions that will adversely affect the market value of the Notes.

The Notes are unsecured debt obligations of UBS only and are not obligations of the underlying equity issuers. None of the money you pay for the Notes will go to the underlying equity issuers.

This product supplement relates only to the Notes and does not relate to the applicable underlying equity or its issuer.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity to which your Notes are linked from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying equity contained in any pricing supplement. You, as an investor in the Notes, should make your own independent investigation into the respective underlying equity for your Notes.

Risk Factors

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes — Role of Calculation Agent” on page PS-35. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying equity has occurred or is continuing on any equity valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the Ending Price or the maturity date if a market disruption event occurs on any equity valuation date or the final valuation date, as the case may be.

If the calculation agent determines that a market disruption event has occurred or is continuing on any equity valuation date or the final valuation date, such equity valuation date or final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant price of the underlying equity on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will any equity valuation date or the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If any equity valuation date or the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant equity valuation date or final valuation date, as the case may be. If the relevant price of the underlying equity is not available on the last possible day that qualifies as the relevant equity valuation date or the final valuation date, as the case may be, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the relevant price of the underlying equity that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-23.

An investment in the Notes may be subject to risks associated with non-U.S. securities markets.

The underlying equity to which your Notes may be linked may be issued by non-U.S. companies and may trade on non-U.S. exchanges or may be an ADS representing foreign stock. In addition, following certain corporate events affecting the underlying equity or following delisting or termination of the underlying equity, the underlying equity may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in Notes linked to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in

Risk Factors

non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

We describe the possible substitution or replacement of the underlying equity by the security of a non-U.S. company following certain corporate events under “General Terms of the Notes — Antidilution Adjustments —  Reorganization Events”. We describe the possible substitution or replacement of the underlying equity by the security of a non-U.S. company, including foreign stock represented by an ADS, following delisting or termination of the underlying equity under “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Equity” and “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”.

Any underlying equity that is issued by a non-U.S. company and that is traded on a non-U.S. exchange will be specified in the applicable pricing supplement.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to the public, since the initial price to the public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The respective issuer of the underlying equity — and thus the underlying equity — is subject to various market risks.

The respective issuer of the underlying equity or, if the underlying equity is an ETF, each company whose securities constitute the assets of the ETF (each, the “underlying equity issuer”) is subject to various market risks. Consequently, the price of the underlying equity may fluctuate depending on the respective markets in which the respective underlying equity issuer operates. The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and each underlying equity issuer, such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer and the equity to which the Notes we offer are linked.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, or (2) the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency. Such substitution or replacement of the underlying equity by a security issued by a non-U.S. company may occur following certain corporate events affecting the underlying equity (as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-29) or following delisting or

Risk Factors

termination of the underlying equity (as described under “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Equity” on page PS-31).

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the foreign stock on non-U.S. securities markets and, as a result, may affect the value of the Notes. As a consequence, such fluctuations could adversely affect an investment in the Notes if: (1) if the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency or (2) if, the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Notes if: (1) if the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency or (2) if, the underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the Notes in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks.

The return on the Notes may not be adjusted for changes in exchange rates that might affect the underlying equity.

The underlying equity to which your Notes may be linked, or a component comprising such underlying equity, may be traded in currencies other than U.S. dollars. However, even if that is the case, your Notes are denominated in U.S. dollars and the value of your Notes may not be adjusted for exchange rate fluctuations between the U.S. dollar and any other currency upon which such underlying equity, or a component comprising such underlying equity, is based. Therefore, if such currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you may not receive any additional payment or incur any reduction in payment at maturity. Your net exposure may depend on the extent to which the currencies upon which the underlying equity, or a component comprising such underlying equity, are based strengthen or weaken relative to the U.S. dollar. If the U.S. dollar strengthens relative to the currencies upon which the underlying equity, or a component comprising such underlying equity, is based, the value of any such underlying equity may be adversely affected, and the payment at maturity of the Notes may be reduced. Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;
➢	existing and expected interest rate levels;

Risk Factors

➢	the balance of payments; and
➢	the extent of governmental surpluses or deficits in any relevant jurisdiction, including the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the government of any relevant foreign jurisdiction, the United States and other jurisdictions important to international trade and finance.

Any underlying equity that is traded in a currency other than U.S. dollars will be specified in the applicable pricing supplement.

If the underlying equity is an ADS, the value of the ADSs may not completely track the price of the underlying equity issuer’s common stock.

If the underlying equity is an ADS, you should be aware that the value of the ADSs upon which an offering of the Notes is based may not completely track the value of the underlying common stock represented by the ADSs. Active trading volume and efficient pricing for the underlying equity issuer’s common stock on the stock exchange(s) on which that common stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADSs. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADSs than for the underlying common stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the underlying common stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for the underlying common stock generally will result in an illiquid market for the ADSs representing such underlying common stock.

If the underlying equity is an ADS, the trading price of the ADSs and the trading price of the Notes linked to the ADSs will be affected by conditions in the markets where those ADSs principally trade.

Although the market price of ADSs upon which an offering of Notes is based is not directly tied to the trading price of the underlying equity issuer’s common stock in the non-U.S. markets where such common stock principally trades, the trading price of ADSs is generally expected to track the U.S. dollar value of the currency of the country where the underlying equity issuer’s common stock principally trades and the trading price of the underlying equity issuer’s common stock on the stock exchange(s) where such common stock principally trades. This means that the trading value of any ADSs upon which an offering of the Notes is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the underlying equity issuer’s common stock principally trades and by factors affecting the stock exchange(s) where such common stock principally trades.

One of our affiliates may serve as the depositary for the ADSs that may constitute the underlying equity.

One of our affiliates may serve as the depositary for some foreign companies that issue ADSs. If the underlying equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of Notes.

Notes linked to common stock are subject to single stock risk, and Notes linked to an ETF are subject to a single ETF risk.

The market price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and its issuer, or, if the underlying equity is an ETF, the securities constituting the assets of an ETF, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

Risk Factors

The value of underlying ETF shares may not completely track the value of the securities in which the ETF invests.

If the underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the securities in which that ETF invests, the value of the ETF may not completely track the value of the securities in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities in which the ETF invests do not have.

In addition, although ETF shares may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of the applicable ETF or that there will be liquidity in the trading market.

Notes based upon the shares of an ETF may be subject to additional currency exchange rate risk.

If the Notes are based upon an ETF that invests in non-U.S. markets, the trading price of the stocks in which the ETF invests generally will reflect the U.S. dollar value of those stocks. Therefore, holders of Notes based upon an ETF that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such stocks trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each stock in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the stocks in which an ETF invests will be adversely affected and the value of the Notes may decrease.

Valuation of the Notes

Each offering of the Notes is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend on the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

At maturity. Your cash payment at maturity will depend upon the absolute performance of the underlying equity and whether the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period as described under “General Terms of the Notes — Payment at Maturity.”

Prior to maturity. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the price of the underlying equity on any trading day and whether the underlying equity has closed above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the underlying equity, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-10 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

No Coupon

We will not pay you interest during the term of the Notes.

Denominations

Each offering of the Notes will have a principal amount of $10.00 per Note, unless otherwise specified in the applicable pricing supplement.

Payment at Maturity

At maturity, the amount payable to you at maturity per $10.00 principal amount of your Notes will be calculated as described below:

➢	If the underlying equity never closes above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, you will receive:

$10.00 + ($10.00 × Absolute Return)

➢	If the underlying equity closes either above the Upper Barrier or below the Lower Barrier on any single trading day during the Observation Period, you will receive the Minimum Payment Amount, which will be calculated as follows:

$10.00 × Principal Protection Percentage

The Principal Protection Percentage applicable to a particular issuance of the Notes may be as low as 90%. Accordingly, if the underlying equity has closed above or below the Upper or Lower Barriers, respectively, you may lose some of your principal.

The “Absolute Return” is the absolute difference between the Ending Price and the Starting Price, expressed as a percentage of the Starting Price, calculated as follows:

Absolute Return = Absolute Value of :
Ending Price - Starting Price

Starting Price

The “Starting Price” may be based on (i) the closing price of the underlying equity on the trade date specified in the applicable pricing supplement, (ii) such other price of the underlying equity on the trade date as selected by the calculation agent in its sole discretion, or (iii) the price of the underlying equity on such other date or dates as specified in the applicable pricing supplement, in each case (i) – (iii) divided by the Share Adjustment Factor. Unless otherwise specified in the applicable pricing supplement, the Share Adjustment Factor will equal 1.0. The Share Adjustment Factor will not be adjusted except upon the occurrence of certain corporate events described under “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25.

General Terms of the Notes

The “Ending Price” may be based on (i) the closing price of the underlying equity on the final valuation date, (ii) the arithmetic average of the closing price of the underlying equity on each of the averaging dates, or (iii) the closing price(s) of the underlying equity on such other date(s) as specified in the applicable pricing supplement, subject in each case to adjustment upon the occurrence of a market disruption event as described herein. We refer to such date(s) as the “equity valuation date(s)” in this product supplement.

The “Upper Barrier” and the “Lower Barrier” is the price that is a certain percentage (equal to the Absolute Return Barrier) above and below the Starting Price, respectively.

The “Observation Period” will commence on the trade date and end on, and include, the final valuation date (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event).

The applicable pricing supplement will specify the trade date and the final valuation date, or other equity valuation date(s) as well as the respective terms of each offering of the Notes, including the identity of the underlying equity, the Starting Price and the Absolute Return Barrier.

We may issue separate offerings of the Notes that are identical in all respects, except that each individual offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying equity to which such offering is linked and will not depend in any way on the performance of any other offering of the Notes.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be automatically postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. As discussed below under “ — Final Valuation Date; Equity Valuation Dates”, the calculation agent may postpone the final valuation date or dates if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “ — Market Disruption Event” below.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Final Valuation Date; Equity Valuation Dates

The final valuation date and any other equity valuation dates for your Notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date or relevant equity valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date or any other equity valuation date for the Notes be postponed by more than ten business days.

The postponement of the final valuation date or any other equity valuation date for one offering of the Notes will not affect the final valuation date or any equity valuation date for any other offering of the Notes.

General Terms of the Notes

Closing Price

The “closing price” for an underlying equity (or one unit of any other security for which a closing price must be determined) on any trading day means:

➢	if the applicable underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the applicable underlying equity (or any such other security) is listed or admitted to trading; or
➢	if, following certain corporate events affecting the underlying equity or following delisting or termination of the underlying equity the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange (if any) on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion procedure described below under “General Terms of the Notes — Antidilution Events — Reorganization Events” beginning on page PS-29. (We describe the possible substitution or replacement of the underlying equity by the security of a non-U.S. company, including foreign stock represented by an ADS, following delisting or termination of the underlying equity under “General Terms of the Notes — Antidilution Events — Reorganization Events” and “— Delisting and Suspension of Trading of the Underlying Equity” and “Delisting of ADSs on Termination of ADS facility.”); or
➢	if the applicable underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or
➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the applicable underlying equity (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the applicable Ending Price on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Ending Price may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent may in its discretion waive its right to postpone the Ending Price determination if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Ending Price of the applicable underlying equity on such date. If such a postponement occurs, the calculation agent will use the applicable closing price on the first business day on which the closing price is observable and no market disruption event occurs or is continuing. In no event, however, will the determination of the Ending Price be postponed by more than ten business days.

If the determination of the Ending Price is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Ending Price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Ending Price that would have prevailed in the absence of the market disruption event.

General Terms of the Notes

Any of the following will be a market disruption event:

➢	a suspension, absence or material limitation of trading in the underlying equity in its primary market or markets for more than two hours or during the one-half hour before the close of trading in that market or markets, as determined by the calculation agent in its sole discretion;
➢	a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying equity in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market or markets, as determined by the calculation agent in its sole discretion; or
➢	the underlying equity does not trade on what was, on the trade date, the primary market for that underlying equity, as determined by the calculation agent in its sole discretion;

or

➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to (1) unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying equity generally;

or

➢	if the underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the equity securities which then comprise 20% or more of the value of the assets underlying the ETF on the relevant exchanges for such securities for more than two hours of trading, or during the one-half hour period preceding the close of the principal trading session of such relevant exchange, in each case as determined by the calculation agent in its sole discretion; or
➢	if the underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the assets underlying the ETF for more than two hours of trading, or during the one-half hour period preceding the close of the principal trading session of such market, in each case as determined by the calculation agent in its sole discretion.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying equity or, if the underlying equity is an ETF, to the securities constituting the assets of the ETF.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the underlying equity or, if the underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary markets for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any offering of the Notes, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	a display in bid and ask quotes relating to those contracts,

General Terms of the Notes

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying equity or, if the underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary market for those contracts.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Antidilution Adjustments

The Share Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the value of the Notes, as discussed under “Risk Factors — Antidilution protection is limited” above.

If a dilution or reorganization event occurs affecting the shares of the applicable underlying equity and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may, in its sole discretion, make any adjustments as necessary to ensure an equitable result. This could include adjustments that differ from, or that are in addition to, those described in this product supplement if, in the calculation agent’s sole discretion, such adjustments are necessary to achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity or any successor equity.

No adjustments to the Share Adjustment Factor will be required unless it would require a change of at least 0.1% in the Share Adjustment Factor then in effect. The Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward.

No adjustments to the Share Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of the underlying equity on any trading day during the term of the Notes. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of the underlying equity for cash or in connection with acquisitions or otherwise or the consummation of a partial tender offer or exchange offer for the underlying equity by the underlying equity issuer or any third party.

The calculation agent, shall be solely responsible for (1) the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and (2) the determination of any successor underlying equity (as defined below), and its determinations and calculations shall be conclusive absent manifest error.

How adjustments will be made

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity, the calculation agent will calculate a corresponding adjustment to the Share Adjustment Factor as the calculation agent, in its sole discretion, deems appropriate to account for that diluting or concentrative effect.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, the calculation agent will adjust the Share Adjustment Factor for the first event, then adjust the Share Adjustment Factor

General Terms of the Notes

for the second event (applying the required adjustment to the Share Adjustment Factor as already adjusted for the first event), and so on for any subsequent events.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a Reorganization Event (as defined below) affecting the shares of the applicable underlying equity, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The calculation agent will also determine the effective date of that adjustment and the substitution of the underlying equity, if applicable, upon the occurrence of a Reorganization Event. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the Share Adjustment Factor.

For purposes of these adjustments, except as noted below, if an ADS is serving as the applicable underlying common stock, all adjustments for such underlying common stock will be made as if the foreign stock is serving as the underlying common stock. If your Notes are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for the Notes, the dividend paid by the issuer of the foreign stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

If an ADS is serving as the applicable underlying common stock, no adjustment will be made if (1) holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question. However, to the extent that the number of shares of foreign stock represented by each ADS is changed for any other reason, appropriate antidilution adjustments may be made to reflect such change.

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under “Risk Factors — You have limited antidilution protection” on page PS-12.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or reverse stock split, then once any split has become effective, the Share Adjustment Factor relating to the underlying equity will be adjusted so that the new Share Adjustment Factor shall equal the product of:

➢	the prior Share Adjustment Factor, and
➢	the number of shares that a holder of one share of the underlying equity before the effective date of that stock split or reverse stock split would have owned immediately following the applicable effective date.

General Terms of the Notes

Stock Dividends or Distributions

A stock dividend results when a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to (i) a stock dividend, i.e., issuance of additional shares of the underlying equity, that is given ratably to all holders of shares of the underlying equity, or (ii) a distribution of shares of the underlying equity as a result of the triggering of any provision of the corporate charter of the issuer of the underlying equity, then, once the dividend has become effective and the shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

➢	the prior Share Adjustment Factor, and
➢	the number of additional shares issued in the stock dividend with respect to one share of the underlying equity.

Other Non-cash Distributions

If the issuer of the underlying equity distributes shares of capital stock, evidences of indebtedness or other assets or property to holders of the underlying equity (other than (i) dividends and distributions referred to under “ — Stock Splits and Reverse Stock Splits” and “ — Stock Dividends or Distributions” above and (ii) rights or warrants and cash distributions or dividends referred under “ — Cash Dividends or Distributions” and “ — Transferable Rights and Warrants” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

➢	the prior Share Adjustment Factor, and
➢	a fraction whose numerator is the Current Market Price of the underlying equity and whose denominator is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution; provided, however, that if the Fair Market Value of such distribution equals or exceeds the Current Market Price of the underlying equity, the calculation agent shall determine in its sole discretion the appropriate adjustment to the Share Adjustment Factor.

The “Current Market Price” of the underlying equity means the arithmetic average of the closing prices of the underlying equity for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” shall mean, with respect to distributions of a dividend, the first trading day on which transactions in the underlying equity trade on the relevant exchange without the right to receive that distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Notwithstanding the foregoing, a distribution on the underlying equity described in clause (a), (d) or (e) of the section entitled “ — Reorganization Events” below that also would require an adjustment under this section shall not cause an adjustment to the Share Adjustment Factor of the underlying equity and shall be treated as a Reorganization Event (as defined below) only pursuant to clause (a), (d) or (e) under the section entitled “ — Reorganization Events.” A distribution on the underlying equity described in the

General Terms of the Notes

section entitled “ — Transferable Rights or Warrants” that also would require an adjustment under this section shall cause an adjustment only pursuant to the section entitled “ — Transferable Rights or Warrants.”

Cash Dividends or Distributions

If the issuer of the underlying equity pays dividends or makes other distributions consisting exclusively of cash to all holders of the underlying equity during any fiscal quarter during the term of the Notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

➢	the prior Share Adjustment Factor, and
➢	a fraction whose numerator is the Current Market Price of the underlying equity and whose denominator is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of the underlying equity distributes to holders of underlying equity in excess of the Dividend Threshold; provided, however, that if the amount in cash per share of such dividend or distribution equals or exceeds the Current Market Price of the underlying equity, the calculation agent shall determine in its sole discretion the appropriate adjustment to the Share Adjustment Factor.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the underlying equity that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the underlying equity by more than 10% of the closing price of the underlying equity on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

Transferable Rights and Warrants

If the issuer of the underlying equity issues transferable rights or warrants to all holders of the underlying equity to subscribe for or purchase the underlying equity, including new or existing rights to purchase the underlying equity at an exercise price per share less than the closing price of the underlying equity on the business day before the ex-dividend date for such issuance, then the Share Adjustment Factor will be adjusted on the business day immediately following the ex-dividend date for the issuance of such transferable rights or warrants so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

➢	the prior Share Adjustment Factor, and
➢	the number of shares of the underlying equity that can be purchased with the cash value of such warrants or rights distributed on one share of the underlying equity.

The number of shares that can be purchased will be based on the closing price of the underlying equity on the date the new Share Adjustment Factor is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange, the calculation agent will determine, in its good faith estimate, the price of such warrant or right on the date on which the new Share Adjustment Factor is determined, in its sole discretion.

General Terms of the Notes

Reorganization Events

If the underlying equity is common stock and prior to the Maturity Date,

(a)	there occurs any reclassification or change of the underlying common stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the underlying common stock,
(b)	the underlying equity issuer, or any surviving entity or subsequent surviving entity of such issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,
(c)	any statutory exchange of securities of the underlying equity issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,
(d)	the underlying equity issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,
(e)	the underlying equity issuer issues to all of its shareholders equity securities of an issuer other than the underlying equity issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or
(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the underlying equity issuer and is consummated for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then, instead of adjusting the Share Adjustment Factor, the calculation agent, in its sole discretion without consideration for the interests of investors, shall either:

(A)	determine a successor underlying equity (as defined below) to the underlying common stock that is affected by any such Reorganization Event (the “original underlying equity”) after the close of the principal trading session on the trading day immediately prior to the effective date of such Reorganization Event in accordance with the following paragraph (the successor stock, as so determined, the “successor underlying equity”); or
(B)	deem the closing price and the Share Adjustment Factor of the original underlying equity on the trading day immediately prior to the effective date of such Reorganization Event to be the closing price and Share Adjustment Factor of the original underlying equity on every remaining trading day to, and including, the final valuation date (subject to adjustment in the sole discretion of the calculation agent upon one or more subsequent Reorganization Events).

Upon the determination by the calculation agent of any successor underlying equity pursuant to clause (A) of the preceding sentence, the term “underlying equity” in this product supplement or the applicable pricing supplement shall no longer be deemed a reference to the original underlying equity and shall be deemed instead a reference to the successor underlying equity for all purposes, and references in this product supplement or the applicable pricing supplement to “issuer” of the original underlying equity shall be deemed to be to the issuer of the successor underlying equity.

Upon the selection of the successor underlying equity by the calculation agent pursuant to clause (A) of the preceding sentence:

(i)	the Starting Price for the successor underlying equity will be the closing price of the successor underlying equity on the trading day immediately following the effective date of the Reorganization Event multiplied by the Starting Price of the original underlying equity and

General Terms of the Notes

divided by the closing price of the original underlying equity on the trading day immediately prior to the effective date of such Reorganization Event; and
(ii)	the Share Adjustment Factor for the successor underlying equity shall be 1.0, subject to adjustment for certain corporate events related to the successor underlying equity in accordance with “ — Antidilution Adjustments.”

For the avoidance of doubt, in the case of an issuance by the issuer of the underlying equity to all of its shareholders of equity securities of an issuer other than the issuer of the underlying equity as described in clause (e) above, if the closing price of the underlying equity as of the effective date of such issuance does not increase or decline by at least 50% from the Starting Price of the underlying equity, such issuance shall not constitute a Reorganization Event and no adjustments shall be made under this “ — Reorganization Events” section. Instead, the underlying equity will be subject to adjustments as described under “ — Non-cash Distributions” above.

The “successor underlying equity” will be a common stock (which may be a stock issued by a non-U.S. company and quoted and traded in a foreign currency) that, in the sole discretion of the calculation agent, is the most comparable to the original underlying equity, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility.

Following a Reorganization Event in which a successor underlying equity is selected, the Share Adjustment Factor of the successor underlying equity will be subject to adjustment as described above under this “Antidilution Adjustments” section, and, if no successor underlying equity is selected, the issuer of the original underlying equity will, upon a subsequent Reorganization Event, be subject to the election by the calculation agent described in clause (A) and (B) of the first paragraph under “ — Antidilution Adjustments  — Reorganization Events”.

We will, or will cause the calculation agent to, provide written notice to the trustee, to us and to DTC within thirty business days immediately following the effective date of any Reorganization Event, of the successor underlying equity issuer, the successor underlying equity and the Starting Price for the successor underlying equity, as well as the original underlying equity so replaced. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the successor underlying equity is a stock issued by a non-U.S. company and quoted and traded in a foreign currency, then the closing price of the substitute security will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such substitute security relative to the U.S. dollar as published by Reuters Group PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate in its sole discretion.

General Terms of the Notes

If an ADS is serving as the underlying equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent in its sole discretion may make any necessary adjustments to account for the effects of such reorganization event.

Delisting or Suspension of Trading of the Underlying Stock

If a common stock serving as the applicable underlying equity is delisted or trading of such underlying stock is suspended, and a major U.S. exchange or market lists or approves for trading a successor or substitute security that the calculation agent determines in its sole discretion to be comparable to such underlying stock (“successor security”), then the successor security will be deemed to be the underlying stock and the calculation agent, in its sole discretion, will determine the Starting Price and the Share Adjustment Factor by reference to the successor security. If the calculation agent determines that there is no successor security comparable to the applicable underlying stock or the successor security that the calculation agent determines to be comparable to the underlying stock is delisted or trading of the successor security is suspended, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the issuer of the applicable underlying stock as published on the Bloomberg Professional® service page <Ticker>< Equity>RV<GO> or any successor thereto that is not subject to a hedging restriction and that is the most comparable to the issuer of the applicable underlying stock as determined by the calculation agent in good faith based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the issuer of the applicable underlying stock that (i) has common stock or ADSs listed or approved for trading on a major U.S. exchange or market and (ii) is not subject to a hedging restriction, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the issuer of the applicable underlying stock; second, issuers with the same primary “Industry” classification as the issuer of the applicable underlying stock; and third, issuers with the same primary “Industry Group” classification as the issuer of the applicable underlying stock. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be the underlying stock and the calculation agent, in its sole discretion, will determine the Starting Price and the Share Adjustment Factor by reference to the substitute security. If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, the closing price of the substitute security will be converted to U.S. dollars using the applicable exchange rate as described below.

General Terms of the Notes

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such substitute security relative to the U.S. dollar as published by Reuters Group PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate in its sole discretion.

If the applicable underlying stock is delisted or trading of the applicable underlying stock is suspended and the calculation agent determines in its sole discretion that no successor security or substitute security comparable to the applicable underlying stock exists, then the calculation agent will deem the closing price and the Share Adjustment Factor of the applicable underlying stock on the trading day immediately prior to the delisting or suspension to be the closing price and Share Adjustment Factor of the applicable underlying stock on every remaining trading day to, and including, the final valuation date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be the underlying equity and the calculation agent, in its sole discretion, will determine the Starting Price and the Share Adjustment Factor by reference to the foreign stock. To the extent that the foreign stock substituted for the original underlying equity represents more than or less than one share of such foreign stock, the calculation agent may, in its sole discretion, modify any terms as necessary to ensure an equitable result including, but not limited to, the Share Adjustment Factor and the Starting Price. On and after the change date, for all purposes, the closing price of the foreign stock will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of the foreign stock relative to the U.S. dollar as published by Reuters Group PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate in its sole discretion.

General Terms of the Notes

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted or trading of the original ETF is suspended, and a major U.S. exchange or market lists or approves for trading a successor or substitute ETF that the calculation agent determines in its sole discretion to be comparable to the original ETF (“successor ETF”), then the successor ETF will be deemed to be the underlying equity and the calculation agent, in its sole discretion, will determine the Starting Price and the Share Adjustment Factor by reference to the successor ETF.

If the calculation agent determines that there is no successor ETF comparable to the original ETF or if the successor ETF that the calculation agent determines to be comparable to the original ETF is delisted or trading of the successor ETF is suspended, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) has the same underlying index as the original ETF and (ii) is the most comparable to the original ETF as determined by the calculation agent in good faith based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying equity and the calculation agent, in its sole discretion, will determine the Starting Price and the Share Adjustment Price by reference to the substitute ETF.

If the calculation agent determines in its sole discretion that no successor ETF or substitute ETF comparable to the original ETF exists, then the calculation agent will deem the closing price and the Share Adjustment Factor of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price and the Share Adjustment Factor of the original ETF on every remaining trading day to, and including, the final valuation date.

If at any time the index of securities constituting the assets of an ETF serving as the underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in its sole discretion, may be necessary in order to arrive at a price of the shares of an ETF comparable to the ETF serving as the underlying equity, as if those changes or modifications had not been made, and determine the closing prices by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Debt Notes We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “ — Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of

General Terms of the Notes

the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “ — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe

General Terms of the Notes

or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, NYSE Arca, the AMEX, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, a market disruption event has not occurred.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Starting Price, the Ending Price and the amount payable in respect of your Notes. The calculation agent shall make all such determinations in good faith. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying equity and/or listed and/or over-the-counter options or futures on the underlying equity prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of the underlying equity or other securities of issuers of the underlying equity or securities constituting the assets of an ETF;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the underlying equity or securities constituting the assets of an ETF, or the price of other similar assets; or
➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the underlying equity or securities constituting the assets of an ETF, listed or over-the-counter options or futures on the underlying equity or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the underlying equity or securities constituting the assets of an ETF, or indices designed to track the performance of the underlying equity or securities constituting the assets of an ETF.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page PS-10 for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If the Notes have a term of longer than one year, in the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. (If the Notes have a term one year or less, please read the section "Short-term Debt" below.) Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and

Supplemental U.S. Tax Considerations

conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We will provide the comparable yield and projected payment schedule for the Notes in the applicable pricing supplement. If the amount you receive at maturity is greater than the projected payment at maturity, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in such year by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than the projected payment at maturity, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in such year by an amount that is equal to such difference. If the amount you receive at maturity is less than the amount of ordinary income that you recognize in such year in respect of your Notes, then you would recognize a net ordinary loss in such year in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth in the applicable pricing supplement in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule will not be provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes’ original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If the underlying equity closes either above the Upper Barrier or below the Lower Barrier more than 6 months before the maturity date of the Notes (thereby fixing the payment on maturity of your Notes),

Supplemental U.S. Tax Considerations

you will be required to make adjustments to the interest accruals on your Notes, in a reasonable manner, to account for the fact that the payment at maturity will be fixed rather than contingent. Although not entirely clear, we think that it would likely be reasonable for an initial holder of the Notes to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Notes and (ii) not accruing any additional interest over the term of the Notes. If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, please consult your tax advisor regarding the manner in which you should make such adjustments.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Short-term Debt.  If the Notes have a term of one year or less, the preceding discussion regarding contingent payment obligations is not applicable to you. In such a case, in the opinion of Sullivan & Cromwell LLP, the Notes should be treated as contingent short-term debt for United States federal income tax purposes and (assuming that you will not have a taxable year that closes between the final valuation date and the maturity date) the treatment described below is a reasonable treatment of your Notes for United States federal income tax purposes.

The Notes should be treated as debt for U.S. federal income tax purposes. Accordingly, if you are an initial purchaser of Notes, you should recognize ordinary income, if any, upon the maturity of your Notes in an amount equal to the excess, if any, of the amount you receive with respect to your Notes at such time over the amount you paid for your Notes.

Upon a sale or exchange of your Notes, you should recognize gain or loss in an amount equal to the difference between the amount you paid for your Notes and the amount received by you upon such sale or exchange. Any gain or loss you recognize upon such a sale or exchange should be short-term capital gain or loss, unless you sell or exchange your notes between the final valuation date and the maturity date, in which case any gain that you recognize should generally be treated as ordinary income and any loss that you recognize should be a short-term capital loss. The deductibility of capital losses is subject to limitations.

If you are a secondary purchaser of Notes, you should be treated in the same manner as described above with respect to initial purchasers except that (i) if you purchase your Notes at a discount from their principal amount and hold them until maturity, you should recognize a short-term capital gain upon the maturity of your Notes in respect of the difference between the principal amount of your Notes and the amount you paid for your Notes, and (ii) if you purchase your Notes at a discount from their principal amount and sell or exchange them between the final valuation date and the maturity date, any gain that you recognize upon such sale should be treated as a short-term capital gain to the extent that such gain does not exceed the difference between the principal amount of your Notes and the amount you paid for your Notes.

Supplemental U.S. Tax Considerations

The application of the short-term debt rules to the Notes is not entirely clear and alternative treatments are possible. For example, it is possible that interest should be treated as accruing over the term of the Notes, in which case such accrued interest would be treated in the manner described under “U.S. Tax Considerations — Taxation of Debt Securities — Short-Term Debt Securities” in the prospectus. The rules for how such interest might accrue are unclear, but may be analogous to the rules for accruing interest on a contingent payment debt obligation. For a discussion of the rules governing contingent payment debt obligations, please see the discussion above applicable to Notes with a term longer than a year.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Note effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

Supplemental U.S. Tax Considerations

➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.